Exhibit 99.1

Metromedia International Group Inc. Announces Recent Developments With Respect to its Magticom Business Venture

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Sept. 15, 2005--Metromedia International Group, Inc. (the "Company") currently traded as: (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications and media businesses in the country of Georgia, announced the following recent developments concerning Magticom Ltd. ("Magticom"), its mobile telephony business venture in the country of Georgia.

     -- The Company and Dr. George Jokhtaberidze, co-founder of Magticom, today acquired the 14.5% interest in Magticom formerly owned by Western Wireless International Corporation for a cash price of $43 million. The Company now owns 50.1% of Magticom through various holding companies and Dr. Jokhtaberidze owns 49.9%. The Company and Dr. Jokhtaberidze funded the purchase pro rata to these ownership shares.

     -- Prior to the purchase, Magticom issued a dividend of $17.0 million, net of 10% Georgian dividend withholding taxes, of which approximately $7.28 million was distributed to the Company. The Company used this dividend distribution plus an additional $14.26 million of corporate cash to fund its portion of the purchase.

     -- Concurrently with these transactions, the Company paid in full all principal and interest due to Dr. Jokhtaberidze under a promissory note executed in February 2005 in connection with the Company's acquisition of approximately 8.34% of Dr. Jokhtaberidze's ownership interest in Magticom. The amount of this payment was approximately $23.5 million.

     After completion of all aforementioned transactions, the balance of unrestricted corporate cash on hand was approximately $21.3 million.
     Commenting on these developments, Mark Hauf, the Company's Chairman and Chief Executive Office, stated: "We have now obtained a clear majority interest in Magticom, which, I believe, will serve the Company as a steadily growing source of value well into the future. Magticom continues to grow while maintaining a very attractive level of profitability. Our sole minority partner, Dr. Jokhtaberidze, shares our enthusiasm for continued development of this business. The $43 million cash outlay for Western Wireless's 14.5% economic interest in Magticom reflects an attractive valuation for the buyers. And, with the full repayment of the note to Dr. Jokhtaberidze, the Company has no debt obligations to third parties at either the Corporate level or at Magticom and possesses sufficient liquidity to address its immediate operational and development initiatives. In all, I believe that the developments we consummated today represent a significant further step in building value for our shareholders."

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in the country of Georgia. The Company's core businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding future growth, performance and profitability of Magticom. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005,
July 25, 2005, July 28, 2005, August 3, 2005, August 10, 2005 and September 8,
2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7380
              Chief Financial Officer and Treasurer
              investorrelations@mmgroup.com